Exhibit 99.1

Company Contact:

Jim Stolze

Chief Financial Officer

314-678-6105

Investor Contact:

EVC Group, Inc.

Douglas Sherk & Jenifer Kirtland

415-896-6820

Media Contact:

EVC Group, Inc.

Steve DiMattia

646-201-5445

Stereotaxis Reports Fourth Quarter and Full Year 2007 Financial Results

2007 Revenue Increases 45%

Recurring Disposables, Services and Accessories Revenue Up 102%

Update on Partnered Magnetic Irrigated Catheter Launch Provided

St. Louis, MO, March 3, 2008—Stereotaxis, Inc. (NASDAQ: STXS) today reported financial results for the fourth quarter and full year ended December 31, 2007.

For the full year 2007, revenue increased 45% to $39.3 million, compared with $27.2 million in 2006. Sales of the Niobe™ system grew 33% to $30.1 million in 2007 compared with $22.7 million last year. Recurring revenue from disposables, services and accessories more than doubled to $9.2 million in 2007 from $4.5 million in 2006. The Company recognized revenue on 27 new systems during the year for a total of 93 placements of the Niobe system worldwide.

Fourth quarter revenue was $10.3 million, a decrease of 27% from $14.0 million in revenue for the fourth quarter of 2006. The decline in revenue was principally due to the delay in European and FDA regulatory approvals for the Company’s partnered magnetic irrigated catheter, which created a slowdown in backlog growth and revenues for its Niobe™ systems. Disposables, services and accessories revenue grew 67% to $2.6 million for the 2007 fourth quarter compared with $1.6 million last year, setting another quarterly record. The Company recognized revenue on seven new systems during the fourth quarter.

At December 31, 2007, the backlog of purchase orders and other commitments was a record $58.4 million, including $11 million added during the fourth quarter. These commitments are subject to contingencies that are outside the Company’s control and may be revised, modified or cancelled. At December 31, 2007, the Company had more than 275 accounts in its mid to late stage pipeline and 400 accounts in the early development stage.

“Our 2007 results demonstrate Stereotaxis’ clear leadership in the treatment of complex arrhythmias and our emerging participation in the treatment of cardiovascular and peripheral vascular disease,” said Bevil Hogg, Chief Executive Officer of Stereotaxis. “While our growth in 2007 was impacted by the lack of availability of a magnetic irrigated catheter, more than 6,000 procedures were performed during the past year using the

Stereotaxis Niobe system across an average installed base of approximately 60 systems. We are very confident that in 2008 our average installed base will be approximately 100 systems and that the number of non-irrigated catheter cases will continue to grow accordingly. With regulatory approvals in Europe and the U.S. for our partnered magnetic irrigated catheter behind us, we can prepare to fill the demand expressed by clinicians and leading hospitals worldwide who are very interested in the possibilities offered by this catheter in combination with our Niobe system.”

“We are continuing to bring innovative solutions to the market,” continued Mr. Hogg. “This innovation centers on simplifying complex procedures while enhancing procedure efficacy and both patient and doctor safety. During 2008, we expect to introduce at the Heart Rhythm Society conference major transformative software that will substantially improve the simplicity and efficacy of our Niobe system user interface and enhance our automation of procedure work flows. In addition, we are in strategic discussions with a number of major industry participants regarding the partnering of our Odyssey information management and networking system in order to extend its reach beyond the Niobe installed base. We believe that Odyssey has the potential to become the information management backbone for the interventional laboratory and that this potential extends far beyond the Niobe market opportunity. Meanwhile, we continue to build interest, and orders, for Odyssey within our existing cath lab market and are optimistic about its prospects for 2008.

“With the full commercialization of the magnetic irrigated catheter, we anticipate strong demand for our system as well as an increase in utilization. In fact, at the eight European centers and one Canadian center that have participated in the external evaluation of the magnetic irrigated catheter, utilization increased to an average of 4.5 cases per week across these sites. The external evaluation by our catheter partner has involved roughly 250 cases and the results are currently being reviewed. We understand that a 94% acute success rate was achieved in these cases, with a high satisfaction rating by clinicians, and that there was only one minor and transient adverse event. We are proud of this exemplary safety record. In addition, the average economics per case from disposable revenue at these sites to Stereotaxis was approximately $1,000, which is the first time we have achieved this economic threshold. Overall, we are extremely pleased with the results.

“At the same time, the external evaluation phase of the launch has identified a relatively small number of catheters that exhibited signs of char or coagulum formation. Although it is our observation that changes in temperature setting and saline flow have largely resolved this issue in the clinical setting, our catheter partner has advised us that these characteristics are inconsistent with the product specifications. Consequently, they have informed us that they will be temporarily halting procedures done with magnetic irrigated catheters and will be delaying full commercialization until this issue, which is an extremely high priority for them, is resolved. Our catheter partner has attributed this issue to inconsistencies with specifications and this information, together with the observations of our own engineers, leads us to believe the root cause lies in the area of manufacturing conformance to specifications and should be addressable accordingly,” Mr. Hogg stated.

Regarding the outlook for 2008, Mr. Hogg commented, “Given the very recent developments concerning the magnetic irrigated catheter, we aren’t yet in a position to provide formal guidance for 2008. However, assuming the magnetic irrigated catheter is available for full commercialization by mid-year, and we have reference sites during the second quarter, we can share with you our potential for the year, which represents our internal expectations. First, we believe we can set the stage for substantial revenue growth during 2008 by converting at least 50% of our beginning backlog of approximately $58.4 million to revenue during the year. In addition, we expect to generate a substantial improvement in new order generation vs. 2007, of which $5 to $10 million will be converted to revenue during the year. Based on our preliminary experience in Europe, disposables and other components of recurring revenue are expected to grow by well over 50 percent and we expect to generate an important new source of revenue from the sale of more than 20 Odyssey systems during the course of the year. With this revenue growth rate, we believe our gross margins will approach 70 percent, and we expect to benefit from our planned reduction in overall expenses, centered on R&D, enabling us to hold these below last year’s run rate. Finally, with this type of performance in 2008, we would be better positioned to achieve profitability in 2009. As we get further clarity on the status of the magnetic irrigated catheter, we expect to provide specific guidance for the year. At this point, it is difficult to estimate the likely duration or financial impact of this temporary interruption in the commercial launch of the irrigated catheter, but it is reasonable to assume that any delay in the availability of the irrigated catheter could materially impact our revenue and order ramp, particularly during the first half of the year.”

“Although we are disappointed with the potential for additional delay in the availability of the magnetic irrigated catheter, we believe that the approximately 250 cases performed to date in Europe and Canada with this catheter, have established a new standard for the safe efficacious treatment of complex arrhythmias and we can build on this, as well as on our successful new Odyssey platform and new offerings in the vascular arena, to achieve continued strong growth in our business,” Mr. Hogg concluded

Fourth Quarter Financial Performance

Gross profit totaled $6.5 million in the fourth quarter of 2007, or 63.7% of revenue. This compares with gross profit of $8.2 million, or 58.6% of revenue in the fourth quarter of 2006. The improvement in the gross profit margin in 2007 reflected a 5% increase in average selling price for the Niobe system. Gross profit margin for the year 2007 approached 66% exclusive of the inventory impairment charge recorded in the second quarter.

Total operating expenses increased 28% to $18.8 million in the quarter, compared with $14.7 million in the fourth quarter of 2006. The increase was driven by higher sales and marketing expense, as well as increased research and development related to expenses for new product introductions and further device development.

The Company reported a net loss for the fourth quarter of 2007 of $12.2 million, or $0.34 per share. This compares to a net loss of $6.2 million, or $0.18 per share, in the fourth quarter of 2006. The weighted average shares for the recent fourth quarter were 36.3 million compared with 34.0 million in the fourth quarter of last year. The increase in weighted average shares reflected the issuance of 1.9 million shares in a sale of common stock in a registered direct offering completed in March 2007 pursuant to a shelf registration as well as the exercise of warrants in late 2006.

For the full year 2007, the Company reported a net loss of $48.1 million versus a net loss of $45.7 million for 2006. On a per share basis, the net loss in 2007 was $1.34 compared with $1.39 in 2006.

Cash and investments at December 31, 2007 totaled $23.7 million, compared with $37.0 million at December 31, 2006. Subsequent to the end of the year, the Company received $20 million in one-year unsecured loan commitments. This, along with funds provided by the Company’s working capital facility, provides Stereotaxis with approximately $60 million of liquidity. Total debt at December 31, 2007 was $7.0 million.

Conference Call Information

The Company has scheduled a conference call for 8:30 a.m. Eastern Standard Time today to discuss its financial results for the fourth quarter. To access the conference call, please dial (800) 240-2430. International participants can call (303) 262-2175. An audio replay of the call will be available for seven 7 days following the call at (800) 405-2236 for U.S. callers or (303) 590-3000 for those calling outside the U.S. The password required to access the replay is 11110029#. The call will also be available on the Internet live and for 90 days thereafter at the following URL:

http://www.videonewswire.com/event.asp?id=46076

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe and Canada.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance for the Company’s products in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months ended December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue
System	$7,638,750	$12,443,312	$30,118,627	$22,656,092
Disposables, service and accessories	2,616,113	1,562,268	9,180,182	4,535,614
Total revenue	10,254,863	14,005,580	39,298,809	27,191,706

Cost of revenue
System	2,954,061	5,011,858	10,978,108	10,448,772
Disposables, service and accessories	764,897	790,953	2,497,459	2,443,977
Inventory impairment	—	—	1,870,653	—
Total cost of revenue	3,718,958	5,802,811	15,346,220	12,892,749

Gross margin	6,535,905	8,202,769	23,952,589	14,298,957
Operating expenses:
Research and development	5,996,138	4,547,773	25,471,809	21,794,177
General and administration	4,589,694	4,071,212	18,701,726	16,642,359
Sales and marketing	8,287,708	6,086,065	29,021,117	22,533,882
Total operating expenses	18,873,540	14,705,050	73,194,652	60,970,418
Operating loss	(12,337,635)	(6,502,281)	(49,242,063)	(46,671,461)
Interest income	258,859	488,344	1,471,503	2,126,987
Interest expense	(134,455)	(146,425)	(350,954)	(1,175,296)
Net loss	$(12,213,231)	$(6,160,362)	$(48,121,514)	$(45,719,770)

Net loss per common share:
Basic and diluted	$(0.34)	$(0.18)	$(1.34)	$(1.39)

Weighted average shares used in computing net loss per common share:
Basic and diluted	36,331,376	33,985,126	35,793,973	32,979,403

STEREOTAXIS, INC.

BALANCE SHEETS

	December 31, 2007	December 31, 2006
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$17,022,200	$15,210,493
Short-term investments	6,634,178	21,773,288
Accounts receivable, net of allowance of $189,040 and $90,716 in 2007 and 2006, respectively	13,757,270	15,280,628
Current portion of long-term receivables	136,430	163,362
Inventories	9,964,460	8,285,825
Prepaid expenses and other current assets	3,421,202	2,580,773
Total current assets	50,935,740	63,294,369
Property and equipment, net	7,011,763	4,130,295
Intangible assets, net	1,411,111	1,544,444
Long-term receivables	272,859	—
Other assets	844,321	321,552
Total assets	$60,475,794	$69,290,660

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$972,222	$1,666,666
Accounts payable	7,349,426	5,555,121
Accrued liabilities	11,913,418	10,025,231
Deferred contract revenue	8,774,958	5,663,553
Total current liabilities	29,010,024	22,910,571

Long term debt, less current maturities	6,000,000	305,556
Long term deferred contract revenue	942,573	1,220,174
Other liabilities	328,790	65,367

Stockholders' equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized at 2007 and 2006; none outstanding at 2007 and 2006	—	—
Common stock, par value $0.001; 100,000,000 shares authorized at 2007 and 2006; 37,132,529 and 34,755,397 issued at 2007 and 2006, respectively	37,133	34,755
Additional paid-in capital	276,433,662	248,908,918
Treasury stock, 40,151 shares at 2007 and 2006	(205,999)	(205,999)
Accumulated deficit	(252,072,353)	(203,950,839)
Accumulated other comprehensive gain	1,964	2,157
Total stockholders' equity	24,194,407	44,788,992
Total liabilities and stockholders' equity	$60,475,794	$69,290,660